NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 30, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 19, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Nuveen Build America Bond Fund and Nuveen Build America Bond Opportunity Fund became effective before the open on November 19, 2018. Each Common Share of Nuveen Build America Bond Opportunity Fund ('Target Fund') was converted into the right to receive 1.07322841 Common Shares of Nuveen Build America Bond Fund ('Acquiring Fund'). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 19, 2018.